INVESTOR RIGHTS AGREEMENT

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

and

ENGAGED CAPITAL, LLC

and

ENGAGED CAPITAL CO-INVEST IV-A, LP

and

SUNOPTA INC.

and

SUNOPTA FOODS INC.

April 24, 2020

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		2

1.1	Defined Terms	2

1.2	Defined Terms in the Series B Preferred Share Terms	11

1.3	Rules of Construction	11

1.4	Entire Agreement	12

1.5	Time of Essence	12

1.6	Governing Law and Submission to Jurisdiction	12

1.7	Severability	12

1.8	Take-over Bid Terminology	12

1.9	Schedules	13

ARTICLE II BOARD NOMINATION RIGHTS		13

2.1	Board of Directors Nominees	13

2.2	Expiry of Board Nomination	14

2.3	Nominee Independent of Engaged	14

ARTICLE III GOVERNANCE RIGHTS		14

3.1	Governance Rights	14

3.2	Additional Governance Right	15

3.3	Expiry of Governance Rights	15

ARTICLE IV PARTICIPATION RIGHT		15

4.1	Participation Right	15

4.2	Expiry of Participation Right	17

ARTICLE V REGISTRATION RIGHTS		17

5.1	Meaning of “Investors”	17

5.2	Demand Registrations	17

5.3	Demand Registration Request	19

5.4	Piggyback Registrations	20

5.5	Registration Expenses	21

5.6	Registration Procedures	21

5.7	Indemnification	21

5.8	Expiry of Registration Rights	23

5.9	Grant of Registration Rights to Others	23

ARTICLE VI COVENANTS OF THE PARTIES		24

6.1	Excluded Matters	24

6.2	Regulatory Approval	24

6.3	Standstill	24

6.4	Lock-Up	26

6.5	Prohibition on Joint Actions	27

6.6	Prohibition on Locking-up	27

6.7	Prohibition on Private Sale of Control	27

6.8	Ownership Certificate	28

6.9	Reporting Covenant	28

6.10	Confidentiality	28

ARTICLE VII MISCELLANEOUS		30

7.1	One Voice Rule	30

7.2	Notices	30

7.3	Amendments and Waivers	31

7.4	Assignment	32

7.5	Successors and Assigns	32

7.6	Further Assurances	32

7.7	Other Registration Rights; Engagement Letters	32

7.8	Right to Injunctive Relief	33

7.9	Counterparts	33

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT made the 24th day of April, 2020,

BETWEEN:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP, an exempted limited partnership existing under the laws of the Cayman Islands,

- and -

ENGAGED CAPITAL, LLC, a limited liability company existing under the laws of the State of Delaware,

- and -

ENGAGED CAPITAL CO-INVEST IV-A, LP, a limited partnership existing under the laws of the State of Delaware,

(collectively, hereinafter referred to as the “Investors” and each an “Investor”),

- and -

SUNOPTA INC., a corporation existing under the federal laws of Canada,

(hereinafter referred to as the “Parent”),

- and -

SUNOPTA FOODS INC., a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the “Issuer”),

WHEREAS, as of the date hereof, the Investors beneficially own or control 8,731,907 Common Shares;

AND WHEREAS the Parent, the Issuer and the Investors have entered into a securities subscription agreement dated the date hereof (the “Subscription Agreement”) pursuant to which the Investors subscribed for the Purchased Series B Preferred Shares and agreed to subscribe for, only if and to the extent the Parent exercises the Series B-2 Sale Option, the Purchased Series B-2 Preferred Shares (each as defined below);

AND WHEREAS in connection with the Investors’ subscription pursuant to the Subscription Agreement, the Parent and the Issuer have agreed to grant certain rights set out herein to the Investors, on the terms and subject to the conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article I
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“ABL Loan Agreement” means the asset-based revolving credit facility dated as of February 11, 2016 (as amended by the First Amendment, dated as of October 7, 2016, the Second Amendment and Joinder, dated as of September 19, 2017 and as further amended by the Third Amendment and Joinder, dated as of October 22, 2018 and as restated by the Restatement Agreement, dated January 28, 2020 and as may be amended on or about the date hereof in respect of the Prospective Debt Financing) between the Parent, the Issuer and The Organic Corporation B.V., as borrower, and certain other subsidiaries of the Parent, as borrowers and guarantors, Bank of America, N.A., Bank of America, N.A. (acting through its Canada branch), Bank of America, N.A. (acting through its London branch), Rabobank Nederland, Canadian branch, Bank of Montreal, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association and Wells Fargo Capital Finance Corporation Canada, and the ABL Lenders, as lenders, as the same may be restated, amended or amended and restated from time to time;

“Act” means the Canada Business Corporations Act;

“Additional Market Shares” means up to 1,000,000 Common Shares acquired by the Investors or their Affiliates by way of open market purchases after the date hereof and prior to the first anniversary of the date hereof;

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “control” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Person, whether through the ownership of voting securities, by contract, or otherwise; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated under the U.S. Exchange Act);

“AGM” means any annual general or annual general and special meeting of the shareholders of the Parent, or the meeting resulting from any adjournment or postponement thereof;

“Approved Change of Control Transaction” means a Change of Control Transaction which has been approved by a majority of the independent members of, and publicly recommended for acceptance by shareholders of the Parent by, the Board of Directors;

“As-Exchanged Ownership of the Investors” means, as at any date, the aggregate interest of the Investors and their Affiliates calculated as a percentage, (a) the numerator of which shall be the sum of (i) the number of Exchange Common Shares for which the Purchased Series B Preferred Shares beneficially owned or controlled by the Investors and their Affiliates at the relevant date are exchangeable (without giving effect to any applicable Exchange Cap or Rights Plan Exchange Cap) plus (ii) the number of Common Shares beneficially owned or controlled by the Investors and their Affiliates as a result of the exchange of the Purchased Series B Preferred Shares or exercise of the Participation Right, at the relevant date, and (b) the denominator of which shall be the number of Common Shares outstanding as at such relevant date, calculated on a partially diluted basis assuming the issuance or delivery of Exchange Common Shares issuable or deliverable upon exercise of the Purchased Series B Preferred Shares (without giving effect to any applicable Exchange Cap or Rights Plan Exchange Cap);

“Board of Directors” means the board of directors of the Parent;

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York and (b) a day on which banks are generally closed in the Province of Ontario or the State of New York;

“Canadian Securities Acts” means the applicable securities legislation of each of the provinces of Canada and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Canadian Securities Commissions” means the securities commissions or similar securities regulatory authorities in each of the provinces of Canada;

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (as defined in the Second Lien Indenture);

“Change of Control Transaction” shall mean the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of a merger, amalgamation or consolidation, which are covered by subsections (b) and (c) below), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its subsidiaries, taken as a whole, to any Person (other than to the Parent or to any wholly-owned subsidiary);

(b)	the consummation of any transaction (including, without limitation, pursuant to a merger, amalgamation or consolidation), the result of which is that any Person becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act), directly or indirectly, of more than 50% of the voting power of the Parent; provided, however, solely for purposes of this subsection (b), a "Person" shall include a "group" within the meaning of Section 13(d) of the U.S. Exchange Act; or

(c)	a plan or scheme of arrangement, merger, amalgamation, consolidation, share sale or other transaction that would result in the Parent's pre-transaction shareholders ceasing to hold a majority of the outstanding Common Shares or outstanding common equity securities of the surviving entity immediately following the completion of such transaction;

“Closing Date Debt Agreements” means, collectively, any current or future Capitalized Lease Obligations of the Parent or its subsidiaries and the credit facilities made available to the Parent or its subsidiaries under the ABL Loan Agreement, the Second Lien Indenture and the Prospective Debt Financing, as applicable;

“Closing Date Indebtedness” means $490.7 million, being the aggregate amount outstanding as of December 28, 2019 in respect of “Bank Indebtedness and Long-Term Debt” as shown on Note 14 of the Parent’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, plus the amount if any of the Prospective Debt Financing, plus any future Capitalized Lease Obligations of the Parent or its subsidiaries;

“Common Shares” means the common shares in the capital of the Parent;

“Confidential Information” means any and all information, in any form or medium, written or oral, whether concerning or relating to the Parent, its Affiliates, its and their officers and employees or any third party, (whether prepared by the Parent or on behalf of the Parent or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to or on behalf of the Investors or their Representatives by or on behalf of the Parent at any time, whether before, upon or after the execution of this Agreement, including all oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that that have not been published, technology and other confidential information and intellectual property of the Parent and its Affiliates. “Confidential Information” shall be deemed to include all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by the Investors and their Representatives that contain, reflect or are based upon, in whole or part, the information furnished to or on behalf of the Parent;

“Confidentiality Agreement” means the confidentiality and compliance agreement dated November 28, 2016 between the Parent and, Engaged Capital, LLC on its own behalf and on behalf of Engaged Capital Flagship Master Fund, LP, Engaged Capital Co-Invest IV, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd. and Engaged Capital Holdings, LLC;

“Demand Registration” has the meaning given to such term in Section 5.2(a);

“Demand Registration Request” has the meaning given to such term in Section 5.2(a);

“Exchange Agreement” means the exchange and support agreement entered into between the Investors, the Parent and the Issuer on the date hereof;

“Exchange Cap” has the meaning given to such term in the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms;

“Exchange Common Shares” means the Common Shares issuable or deliverable to the Investors upon exchange of the Purchased Series B Preferred Shares;

“Exempt Issuance” means the issuance by the Parent of Common Shares or Subject Securities: (a) pursuant to any merger, business combination or similar transaction, tender offer, exchange offer, formal take-over bid, statutory amalgamation, statutory arrangement or other statutory procedure, reorganization, asset purchase or other acquisition of assets or shares of a third party; (b) pursuant to a rights offering by the Parent to all of its holders of Common Shares and Preferred Shares (on an as-exchanged basis); (c) upon the exercise or conversion of any exchangeable or convertible Subject Securities; (d) pursuant to employee, advisor, director or advisory board compensation arrangements, including stock option plans; (e) as a result of the consolidation or subdivision of any securities of the Parent or its subsidiaries, or as special distributions, stock dividends or payments in kind or similar transactions; (f) to any of the Investors or any of their Affiliates and (g) pursuant to the Subscription Agreement;

“Exercise Notice” has the meaning given to such term in Section 4.1(c);

“Exercise Notice Period” has the meaning given to such term in Section 4.1(c);

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange including the TSX, the NASDAQ and any other exchange on which the securities of the Parent are listed or posted for trading;

“Independent of Engaged” means a person who is independent of the Investors and their Affiliates and is not a past or present employee, officer, director, principal or Affiliate of the Investors or their Affiliates;

“Investor Allocation” has the meaning given to such term in Section 4.1(c);

“Investor Nominee” has the meaning given to such term in Section 2.1(a);

“Investor Series B Demand Shares” has the meaning given to such term in Section 5.2(a);

“Investors” means collectively, Engaged Capital Flagship Master Fund, LP, Engaged Capital, LLC and Engaged Capital Co-Invest IV-A, LP;

“Issuer” has the meaning given to such term in the recitals hereto;

“Laws” means any and all federal, state, provincial, regional, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, proclamations, directives, codes, edicts, Orders, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and includes Securities Laws;

“NASDAQ” means the NASDAQ stock market or any successor thereto;

“New Indebtedness” means any Indebtedness (as defined in the Second Lien Indenture) other than the Closing Date Indebtedness;

“Next Proximate AGM” has the meaning given to such term in Section 6.3(e);

“Nominee Confidentiality Agreement” means a confidentiality agreement between the Investor Nominee, the Investor and the Parent entered into on the date hereof;

“Oaktree Investors” means Oaktree Organics, L.P. and certain of its Affiliates;

“Oaktree Investor Rights Agreement” means the amended and restated investor rights agreement entered into between the Oaktree Investors, the Parent and the Issuer on the date hereof;

“Oaktree Pro Rata Percentage” means the percentage amount of the quotient of (i) the number of shares of Series B-1 Preferred Shares and Series B-2 Preferred Shares purchased by the Oaktree Investors on the date hereof and purchased by the Oaktree Investors on the exercise of the Series B-2 Sale Option, respectively, and (ii) the number of Purchased Series B Preferred Shares;

“Oaktree Series B Demand Shares” has the meaning given to such term of Section 5.2(a);

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law;

“Ownership Certificate” has the meaning given to such term in Section 6.8(a);

“Ownership of the Investors” means, as of any date, the aggregate interest of the Investors and their Affiliates calculated as a percentage, (a) the numerator of which shall be the sum of (i) the number of Exchange Common Shares beneficially owned or controlled at such date by the Investors and their Affiliates, plus (ii) the number of Exchange Common Shares that are issuable on exchange of Purchased Series B Preferred Shares beneficially owned or controlled at such date by the Investors and their Affiliates (without giving effect to any applicable Exchange Cap or Rights Plan Exchange Cap), and (b) the denominator of which shall be the sum of (i) the total number of Exchange Common Shares issued on exchange of the Purchased Series B Preferred Shares as of such date, plus (ii) the number of Exchange Common Shares that remain issuable as of such date upon any future exchange of the Purchased Series B Preferred Shares (without giving effect to any applicable Exchange Cap or Rights Plan Exchange Cap);

“Parent” has the meaning given to such term in the recitals hereto;

“Participation Right” has the meaning given to such term in Section 4.1(b);

“Person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

“Piggyback Notice” has the meaning given to such term in Section 5.4(a);

“Piggyback Registration” has the meaning given to such term in Section 5.4(a);

“Piggyback Request” has the meaning given to such term in Section 5.4(a);

“Preferred Shares” means the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and any other series of Preferred Stock in the capital stock of the Issuer;

“Prospective Debt Financing” means the debt financing to be entered into on or about the date hereof in the amount of approximately $25 million, as referenced in the Parent’s news release and Form 8-K dated as of March 19, 2020 and any third-party financing for the inventory of Opus Foods Mexico, S.A. de C.V. or its Affiliates;

“Purchased Series B Preferred Shares” means the Purchased Series B-1 Preferred Shares and the Purchased Series B-2 Preferred Shares, and for certainty shall not include the Purchased Series B-2 Preferred Shares except to the extent subscribed for by the Investors in accordance with the Series B-2 Sale Option;

“Purchased Series B-1 Preferred Shares” means 15,000 Series B-1 Preferred Shares issued to the Investors pursuant to the Subscription Agreement;

“Purchased Series B-2 Preferred Shares” means up to 15,000 Series B-2 Preferred Shares solely if and to the extent issued to the Investors pursuant to the Subscription Agreement;

“Registrable Shares” means any (i) Common Shares that the Investors have acquired or have the right to acquire upon exchange or conversion of the Purchased Series B Preferred Shares or Subject Securities or (ii) any Additional Market Shares acquired in accordance with Section 6.5(c), provided, further that all Common Shares directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization shall also be deemed Registrable Shares;

“Registration” means the qualification under any of the Canadian Securities Acts of the distribution of Registrable Shares to the public in any or all of the provinces and territories of Canada pursuant to a prospectus and/or the registration under the U.S. Securities Act of the distribution of Registrable Shares to the public in the United States pursuant to a registration statement, as applicable;

“Registration Expenses” means all expenses incurred in connection with a Registration, including, without limiting the generality of the foregoing, the following:

(a)	all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the Registration;

(b)	all fees, disbursements and expenses of counsel and auditors to the Parent (including as applicable, the expenses of any comfort letter);

(c)	all expenses incurred in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and in connection with the mailing and delivering of copies thereof to any underwriters and dealers;

(d)	all filing fees and registration and qualification expenses of any Canadian Securities Commission, the SEC or the Financial Industry Regulatory Authority, as applicable;

(e)	as applicable, all reasonable fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for the Investors in connection with blue sky registration of Registrable Shares);

(f)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Parent in connection with a Registration;

(g)	all fees and expenses payable in connection with the listing of any Registrable Shares on each securities exchange or over the counter market on which the Common Shares are then listed;

(h)	all reasonable and actual expenses incurred by the Investors in connection with the Registration, including all reasonable fees, disbursements and expenses of the Investors’ counsel; and

(i)	all costs and expenses of the Parent associated with the conduct of any “road show” related to such Registration;

“registration statement” means any registration statement of the Parent filed under the U.S. Securities Act (including a shelf registration statement) that covers the resale of any of the Registrable Shares pursuant to the provisions of this Agreement, any amendments and supplements to such registration statement, all exhibits thereto and all material incorporated by reference into such registration statement;

“Regulatory Approval” means that the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired or been terminated or waived or the obligation to comply with Part IX of the Competition Act (Canada) will have been waived in accordance with subsection 113(c) of the Competition Act (Canada);

“Representatives” means with respect to the Investors, the directors, officers, partners, managers, members, employees, advisors, agents, Affiliates, and other representatives of the Investors, including attorneys, accountants, consultants and financial advisors of the Investors and any Investor Nominee;

“SEC” means the United States Securities and Exchange Commission;

“Second Lien Indenture” means certain indenture, dated as of October 20, 2016, among the Issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee and notes collateral agent, relating to the 9.5% Senior Secured Second Lien Notes due 2022 of the Issuer;

“Securities Laws” means the Canadian Securities Acts, the U.S. Securities Act and the U.S. Exchange Act;

“Second Proximate AGM” has the meaning given to such term in Section 6.3(e);

“Series A Preferred Shares” means shares of Series A Preferred Stock, par value $0.001 per share, in the capital stock of the Issuer, issued by the Issuer to the Oaktree Investors pursuant to that certain subscription agreement, dated October 7, 2016 by and among the Parent, the Issuer and the Oaktree Investors, having the terms set forth in Article Fourth of the Issuer’s Amended and Restated Certificate of Incorporation;

“Series B-1 Preferred Shares” means shares of Series B-1 Preferred Stock in the capital stock of the Issuer;

“Series B-1 Preferred Share Terms” means the terms of the Series B-1 Preferred Shares as set out in Part C of Article Fourth of Schedule 1.1(b);

“Series B-2 Preferred Shares” means shares of Series B-2 Preferred Stock in the capital stock of the Issuer;

“Series B-2 Preferred Share Terms” means the terms of the Series B-2 Preferred Shares as set out in Part D of Article Fourth of Schedule 1.1(b);

“Series B-2 Sale Option” means the right of the Parent to require the Investors to purchase all or a portion of the Purchased Series B-2 Preferred Shares, as further described in the Subscription Agreement;

“Series 2 Special Voting Shares” means the Special Shares, Series 2 in the capital of the Parent;

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of November 10, 2015 between Parent and American Stock Transfer and Trust Company, LLC, as rights agent, as amended and restated as of April 18, 2016, as further amended, restated, succeeded or replaced from time to time, and any similar plan adopted from time to time;

“Standstill Period” means, subject to annual renewal at the option of the Investors pursuant to Section 6.3(d), the period beginning on the date hereof and terminating on the earlier to occur of: (a) the date that is 30 days prior to the Parent’s advance notice deadline for shareholder nominations of directors for the Parent’s 2021 AGM and (b) the date that is 60 days prior to the first anniversary of the Parent’s 2020 AGM;

“Subject Securities” has the meaning given to such term in Section 4.1(a);

“Subscription Agreement” has the meaning given to such term in the recitals hereto;

“Subsequent Offering” has the meaning given to such term in Section 4.1(a);

“Subsequent Offering Notice” has the meaning given to such term in Section 4.1(a);

“subsidiary” has the meaning ascribed to such term in the Act;

“Transaction Agreements” means this Agreement, the Subscription Agreement, the Exchange Agreement and the Voting Trust Agreement;

“Transfer” has the meaning given to such term in Section 6.4;

“TSX” means the Toronto Stock Exchange or any successor thereto;

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced; and

“Voting Trust Agreement” means the voting trust agreement entered into between the Investors, the trustee named therein, the Parent and the Issuer on the date hereof in respect of the Series 2 Special Voting Shares.

1.2	Defined Terms in the Series B Preferred Share Terms

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Series B-1 Preferred Share Terms or the Series B-2 Preferred Share Terms, as applicable.

1.3	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof and include any schedules or exhibits thereto;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to currency of the United States;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.4	Entire Agreement

The Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Confidentiality Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this the Transaction Agreements.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Governing Law and Submission to Jurisdiction

(a)               This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

(b)               Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.7	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.8	Take-over Bid Terminology

For the purposes of this Agreement, the term “take-over bid” shall include a tender offer conducted pursuant to applicable U.S. Securities Laws and the term “take-over bid circular” shall include a tender offer statement.

1.9	Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule 1.1(b)	–	Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms
Schedule 5.6	–	Registration Procedures

Article II
BOARD NOMINATION RIGHTS

2.1	Board of Directors Nominees

(a)               Subject to Section 2.2, the Investors shall be entitled collectively to designate one nominee (an “Investor Nominee”) for election to the Board of Directors, for so long as the As-Exchanged Ownership of the Investors is not less than 5%. The Investor Nominee must be an individual acceptable to the Parent, acting reasonably, and eligible to serve as a director of the Parent pursuant to applicable Law.

(b)               The Parent shall use commercially reasonable efforts to ensure that the Investor Nominee is elected to the Board of Directors, including soliciting proxies in support of their election and taking the same actions taken by the Parent to ensure the election of the other nominees selected by the Board of Directors for election to the Board of Directors.

(c)               The Investors shall advise the Parent of the identity of an Investor Nominee at least 60 days prior to any meeting of shareholders at which directors of the Parent are to be elected or within 10 days of being notified of the record date for such a meeting. If the Investors do not advise the Parent of the identity of an Investor Nominee prior to such deadline, then the Investors will be deemed to have nominated their incumbent nominee.

(d)               The parties acknowledge that the initial Investor Nominee is Brendan Springstubb as of the date hereof, who has been appointed to the Board of Directors prior to the date hereof, and who is not Independent of Engaged.

(e)               In the event that an Investor Nominee shall cease to serve as a director of the Parent, whether due to such Investor Nominee’s death, disability, resignation or removal, the Parent shall cause the Board of Directors to promptly appoint a replacement Investor Nominee (who shall be a different person) designated by the Investors to fill the vacancy created by such death, disability, resignation or removal, provided that the Investors remain eligible to designate an Investor Nominee and that the replacement Investor Nominee is acceptable to the Parent, acting reasonably, and is an individual eligible to serve as a director pursuant to applicable Law.

(f)                Each Investor Nominee shall be compensated for his or her service and reimbursed for expenses related to such service consistent with the Parent’s policies for director compensation and reimbursement; provided that an Investor Nominee that is not Independent of Engaged is not entitled to such compensation but is entitled to such expense reimbursement.

(g)               The Parent shall indemnify an Investor Nominee and provide the Investor Nominee with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable Law or otherwise.

2.2	Expiry of Board Nomination

The rights granted to the Investors and the obligations of the Parent under this Article II shall terminate and be of no further force or effect on the earlier of:

(a)               the first day following the date on which the As-Exchanged Ownership of the Investors is less than 5%; and

(b)               concurrently with the expiration of the Standstill Period.

2.3	Nominee Independent of Engaged

Following the expiration of the Standstill Period, and so long as the Investor Nominee is at such time Independent of Engaged, the Parent intends to nominate such Investor Nominee for election to the Board of Directors at the then Next Proximate AGM, provided, that the Parent reserves the right, acting in good faith, not to nominate such Investor Nominee, depending on the circumstances at the time.

Article III
GOVERNANCE RIGHTS

3.1	Governance Rights

From and after the date of the issuance of Series B-2 Preferred Shares to the Investors and subject to Section 3.3, the Parent shall not, and shall ensure that its subsidiaries shall not, as applicable, without the prior written consent of the Investors:

(a)               so long as more than 10% of the Purchased Series B Preferred Shares remain outstanding, create (by reclassification or otherwise) any new class or series of shares of the Parent having rights, preferences or privileges senior to or on parity with the Purchased Series B Preferred Shares assuming that such Purchased Series B Preferred Shares had been issued at the level of the Parent;

(b)               amend its articles to increase or decrease any maximum number of authorized Series 2 Special Voting Shares, or to increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the Series 2 Special Voting Shares;

(c)               amend its articles to effect an exchange, reclassification or cancellation of all or part of the Series 2 Special Voting Shares;

(d)               create a new class or series of shares having rights equal or superior to the Series 2 Special Voting Shares;

(e)               declare or pay any dividends on any capital stock of the Parent, other than regular quarterly dividends;

(f)                redeem, acquire, purchase or otherwise retire for value (except for repurchases of Common Shares issued under the Parent’s stock incentive programs upon termination of employment to the extent permitted by the terms of the indebtedness of Parent and its subsidiaries) any shares of capital stock of the Parent; and

(g)               enter into any contract, agreement, commitment or transaction, other than any contract or agreement providing for the incurrence of New Indebtedness, that would prohibit or restrict the ability of the Parent or the Issuer, as applicable, to perform any of their respective obligations with respect to the Purchased Series B Preferred Shares or the Series 2 Special Voting Shares in any material respect.

3.2	Additional Governance Right

Notwithstanding Section 3.3, for so long as the Investors and their Affiliates hold any Purchased Series B Preferred Shares, the Parent shall not, and shall ensure that its subsidiaries shall not, as applicable, without the prior written consent of the Investors, enter into or effect any transaction, other than a Change of Control Transaction, if such transaction would result in the Common Shares no longer being listed on any Securities Exchange.

3.3	Expiry of Governance Rights

The rights granted to the Investors and the obligations of the Parent under this Article III shall terminate and be of no further force or effect on the earlier of:

(a)               the first day following the date on which the Ownership of the Investors is less than 50%; and

(b)               the first day following the occurrence of any of the matters referred to in section 6.3(a), other than the acquisition of, agreement to acquire, or offer or proposal to acquire, Common Shares in the open market.

Article IV
PARTICIPATION RIGHT

4.1	Participation Right

(a)               Subject to Section 4.2, the Parent agrees that if the Parent issues for cash consideration any Common Shares or other securities that are convertible into or exchangeable for Common Shares (such securities other than Common Shares, collectively, “Subject Securities”), other than pursuant to an Exempt Issuance (any such issuance, a “Subsequent Offering”), then the Parent shall, promptly following the announcement of such Subsequent Offering, provide a written notice (the “Subsequent Offering Notice”) to the Investors setting out: (i) the number of Common Shares or Subject Securities issued or to be issued; (ii) the material terms and conditions of any Subject Securities issued or to be issued; (iii) the subscription price per Common Share or Subject Security issued or to be issued by the Parent under such Subsequent Offering, as applicable; and (iv) the proposed closing date for the issuance of Common Shares or Subject Securities to the Investors, assuming exercise of the Participation Right by the Investors, which closing date shall be at least 10 days following the date of such notice, or such other date as the Parent and the Investors may agree.

(b)               Subject to Section 4.1(c) and the receipt of all required regulatory approvals and compliance with applicable Laws, the Parent agrees that the Investors have the right (the “Participation Right”), upon receipt of a Subsequent Offering Notice, to subscribe for and to be issued, on a private placement basis, and substantially on the terms and conditions of such Subsequent Offering:

(i)	in the case of a Subsequent Offering of Common Shares, such number of Common Shares that will allow the Investors to maintain the As-Exchanged Ownership of the Investors immediately prior to completion of the Subsequent Offering; and

(ii)	in the case of a Subsequent Offering of Subject Securities, such number of Subject Securities that will (assuming conversion or exchange of all of the convertible or exchangeable Subject Securities issued in connection with the Subsequent Offering and the convertible or exchangeable Subject Securities issuable pursuant to this Section 4.1) allow the Investors to maintain the As-Exchanged Ownership of the Investors immediately prior to the completion of the Subsequent Offering,

(iii)	in each case, for greater certainty, after giving effect to any Common Shares or Subject Securities acquired by the Investors or any Affiliate thereof as part of the Subsequent Offering, other than pursuant to the exercise of the Participation Right.

(c)               If the Investors wish to exercise the Participation Right in respect of a particular Subsequent Offering, the Investors shall give written notice to the Parent (the “Exercise Notice”) of the exercise of such right and of the number of Common Shares or Subject Securities, as applicable, that the Investors wishes to purchase (subject to the limits prescribed by Section 4.1(b)), within five days after the date of receipt of the Subsequent Offering Notice (the “Exercise Notice Period”), failing which the Investors will not be entitled to exercise the Participation Right in respect of such Subsequent Offering. Each Exercise Notice of the Investors shall set forth the aggregate number of each class of securities of the Parent owned or controlled by each Investor as of the date of such Exercise Notice. The Investors shall be entitled to allocate the Common Shares or Subject Securities to be acquired pursuant to this Section 4.1 among the Investors as specified by the Investors in the Exercise Notice (the “Investor Allocation”).

(d)               If the Parent receives a valid Exercise Notice from the Investors within the Exercise Notice Period, then the Parent shall issue to the Investors in accordance with the Investor Allocation against payment of the subscription price payable in respect thereof, that number of Common Shares or Subject Securities, as applicable, set forth in the Exercise Notice, subject to the receipt and continued effectiveness of all required regulatory and other approvals on terms and conditions satisfactory to the Parent, acting reasonably, which approvals the Parent shall use reasonable commercial efforts to obtain, and subject to compliance with applicable Laws and to the limits prescribed by Section 4.1(b) and provided that such issuance can be legally effected without the requirement to file any additional prospectus or registration statement under applicable Securities Laws.

(e)               The closing of the exercise of the Participation Right by the Investors will take place on the date set out in the Subsequent Offering Notice. If the closing of the exercise of the Participation Right has not been completed by the end of the applicable period (or such earlier or later date as the parties may agree), provided that the Parent has used its reasonable commercial efforts to obtain all required regulatory and other approvals, then the Exercise Notice will be deemed to have been irrevocably withdrawn and the Parent will have no obligation to issue any Common Shares or Subject Securities, as applicable, pursuant to such exercise of the Participation Right.

(f)                If the Parent is paying the costs and expenses incurred by purchasers of Common Shares or Subject Securities (other than the Investors) in connection with any Subsequent Offering, the Parent shall a proportionate amount of the costs and expenses incurred by the Investors in connection with such Subsequent Offering, on substantially similar terms.

4.2	Expiry of Participation Right

The Participation Right and the obligations of the Parent under this Article IV shall terminate and be of no further force or effect on the first day following the date on which the Ownership of the Investors is less than 50%.

Article V
REGISTRATION RIGHTS

5.1	Meaning of “Investors”

For purposes of this Article V, “Investors” shall mean the Investors and their permitted assigns of the Registrable Shares pursuant to Section 7.4(b) and any Demand Registration Request or Piggyback Request shall only be accepted by the Parent if such Demand Registration Request or Piggyback Request has been provided on behalf of holders of at least a majority of the Registrable Shares. To the extent that the Oaktree Investors elect to include shares in a Demand Registration hereunder, the Parent’s and the Oaktree Investors’ respective obligations, rights and remedies with respect to any such registration with respect to each other (including with respect to indemnification and contribution) will be governed by the applicable provisions of the Oaktree Investor Rights Agreement, to the extent such provisions are not in conflict or inconsistent with the corresponding provisions herein.

5.2	Demand Registrations

(a)               The Investors may request the Parent to use commercially reasonable efforts to effect a Registration of all or part of their Registrable Shares (such Registration being hereinafter referred to as a “Demand Registration”) by filing a registration statement under the U.S. Securities Act and a prospectus under Canadian Securities Acts (including, if eligible, a shelf registration statement under Rule 415 of the U.S. Securities Act and a shelf prospectus under National Instrument 44-102 – Shelf Distributions). Any such request shall be made by notice in writing (a “Demand Registration Request”) to the Parent. To the extent such Demand Registration Request seeks to register Common Shares that the Investors have acquired or have the right to acquire upon exchange or conversion of any Purchased Series B Preferred Shares (such Common Shares, “Investor Series B Demand Shares”), within five (5) Business Days after receipt of such Demand Registration Request, the Parent will give written notice of such request to the Oaktree Investors and, subject to Section 5.2(b), will include in such registration all Common Shares that the Oaktree Investors have acquired or have the right to acquire upon exchange or conversion of the Series B-1 Preferred Shares and Series B-2 Preferred Shares purchased by the Oaktree Investors on the date hereof and purchased by the Oaktree Investors on the exercise of the Series B-2 Sale Option, respectively, that have not been registered pursuant to a registration statement under the U.S. Securities Act (such Common Shares, the “Oaktree Series B Demand Shares”) with respect to which the Parent has received from the Oaktree Investors written requests for inclusion within ten (10) Business Days after delivery of the Parent’s notice to the Oaktree Investors, specifying the number of Oaktree Series B Demand Shares intended to be registered, provided that such number requested to be registered by the Oaktree Investors may not exceed the Oaktree Pro Rata Percentage of the number of Investor Series B Demand Shares requested to be registered by the Investors in the Demand Registration Request. Subject to Section 5.2(b), the Parent shall be entitled to include for sale in any prospectus or registration statement filed pursuant to a Demand Registration any securities of the Parent to be sold by the Parent for its own account.

(b)               If the lead underwriter or underwriters in any underwritten Demand Registration advise the Parent in writing that the inclusion of all the securities requested to be included in a Demand Registration, including securities offered by the Parent for its own account, as applicable, may have a material adverse effect on the distribution or sales price of the securities being offered unless the number of such securities is reduced (such reduced offering size, the “Maximum Offering Size”), the Parent will include in such registration, in the priority listed below, in the aggregate up to the Maximum Offering Size: first, all Registrable Shares requested to be registered in the Demand Registration by the Investors, second, the Oaktree Series B Demand Shares requested to be registered by the Oaktree Investors, and third, securities offered by the Parent for its own account. The Parent shall as soon as practical, and in any event within 65 days, in the case of a registration statement to be filed on Form S-1, and 45 days, in the case of a registration statement to be filed on Form S-3 or a prospectus to be filed under Canadian Securities Acts, of receipt of a Demand Registration Request, file a registration statement covering all of the Registrable Shares that the Investors requested to be registered and, as applicable, the Oaktree Series B Demand Shares requested to be registered, and, as applicable, any securities offered by the Parent for its own account, and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable.

(c)               The Parent shall not be obliged to effect:

(i)	more than one Demand Registration in any one 12-month period (provided, however, that a registration shall not be deemed “effected” for purposes of this section until such time as the applicable registration statement has been declared effective by the SEC and the applicable final prospectus has been receipted by the relevant Canadian Securities Commission);

(ii)	a Demand Registration in the event the Parent determines in good faith that either (A) the effect of the filing of a prospectus or registration statement could impede the ability of the Parent to consummate a significant transaction (including, without limitation, a financing, an acquisition, a restructuring or a merger) or proceed with negotiations or discussions in relation thereto, or (B) there exists at the time material non-public information relating to the Parent or its subsidiaries the disclosure of which the Parent believes would be materially adverse to the Parent and its subsidiaries, taken as a whole; in which case the Parent’s obligations under this Section 5.2 shall be deferred for a period of not more than 90 days from the date of receipt of the Demand Registration Request of the Investors, provided that the Parent shall not be permitted to defer the filing of a prospectus under this Section 5.2 more than two times in any 12-month period;

(iii)	a Demand Registration in respect of a number of Registrable Shares that is expected to result in gross proceeds of less than $20 million; or

(iv)	a Demand Registration before the 90th day following the date on which (A) a receipt was issued to the Parent with respect to any final prospectus filed by the Parent or (B) a registration statement filed by the Parent became effective.

(d)               The Investors may request the Parent to use commercially reasonable efforts to effect a shelf registration statement or file and obtain a receipt for a shelf prospectus, which registration statement or prospectus contemplates sales or distributions of Registrable Shares, provided that any such request shall not constitute a Demand Registration, unless accompanied by a Demand Registration Request.

(e)               The lead underwriter or underwriters for any offering in connection with a Demand Registration shall be selected by the Investors and shall be reasonably acceptable to the Parent.

5.3	Demand Registration Request

Any Demand Registration Request delivered by the Investors pursuant to Section 5.2 hereof shall:

(a)               specify the number of Registrable Shares which they intend to offer and sell;

(b)               express the intention of the Investors to offer or cause the offering of such Registrable Shares;

(c)               describe the nature or methods of the proposed offer and sale thereof and whether the Registration is to be effected in Canada and/or the United States;

(d)               contain the undertaking of the Investors and any applicable Affiliate thereof to provide all such information regarding their Common Share holdings and the proposed manner of distribution thereof, as may be required in order to permit the Parent to comply with all Securities Laws; and

(e)               specify whether such offer and sale shall be made by an underwritten public offering.

5.4	Piggyback Registrations

(a)               If the Parent proceeds with the preparation and filing of a prospectus in Canada or a registration statement in the United States in connection with a proposed distribution by Parent of any of its securities for its own account, or for the account of any other securityholder whether pursuant to the exercise of registration rights by such other securityholder or otherwise, the Parent shall give written notice thereof to the Investors as soon as practicable (the “Piggyback Notice”). In such event, the Investors shall be entitled, by notice (the “Piggyback Request”) in writing given to the Parent within three Business Days after the receipt of the Piggyback Notice, to request that the Parent cause any or all of the Registrable Shares held by the Investors to be included in such prospectus or registration statement (such registration being hereinafter referred to as a “Piggyback Registration”). The Investors shall specify in the Piggyback Request the number of Registrable Shares which the Investors intend to offer and sell and include the undertaking of the Investors and any applicable Affiliate thereof to provide all such information regarding their Common Share holdings and the proposed manner of distribution of the Registrable Shares, as may be required in order to permit the Parent to comply with all Securities Laws.

(b)               The Parent shall include in each such Piggyback Registration all such Registrable Shares as directed by the Investors. Notwithstanding the foregoing, the Parent shall not be required to include all such Registrable Shares in (i) any such distribution by the Parent for its own account if the Parent is advised in writing by its lead underwriter or underwriters that the inclusion of all such Registrable Shares and securities of any other securityholder may have a material adverse effect on the distribution or sales price of the securities being offered by the Parent, in which case, the number of Registrable Shares and the securities of the other securityholder to be included in such registration statement or prospectus shall each be reduced, as necessary, on a pro rata basis, or (ii) any such distribution by any other securityholders, if the other securityholders are advised by their lead underwriter or underwriters that the inclusion of all such Registrable Shares may have a material adverse effect on the distribution or sales price of the securities being offered by such other securityholders, in which case, the number of Registrable Shares and securities of any other securityholders shall be reduced, as necessary, on a pro rata basis.

(c)               The Parent may, at any time prior to the issuance of a receipt for a final prospectus or the effectiveness of any registration statement in connection with a Piggyback Registration, at its sole discretion and without the consent of the Investors, withdraw such prospectus and registration statement, as applicable, and abandon the proposed distribution in which the Investors have requested to participate pursuant to the Piggyback Request.

5.5	Registration Expenses

All Registration Expenses incurred in connection with any Demand Registration or Piggyback Registration, and the offering of Registrable Shares related thereto, shall be paid by the Parent; provided, however, that the Investors shall pay all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the distribution of the Registrable Shares of the Investors to the extent that such fees and disbursements of counsel to any underwriter, investment bank, manager or agent are not assumed by such underwriter, investment bank, manager or agent in connection with such distribution. For the avoidance of doubt, all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the distribution of the Registrable Shares of the Investors shall be paid by the Investors and the Parent pro rata according to the dollar value of Registrable Shares, on the one hand, and other securities, on the other hand, is of the total dollar value of the securities that are registered or qualified for distribution.

5.6	Registration Procedures

The procedures in Schedule 5.6 shall apply to each Demand Registration and Piggyback Registration, as applicable.

5.7	Indemnification

(a)               By the Parent. Parent agrees to indemnify and hold harmless, to the maximum extent permitted by law, each holder of Registrable Shares, such holder’s officers and directors, employees, agents and representatives, and each Person who controls such holder (within the meaning of the U.S. Securities Act) (collectively, the “Investor Indemnified Parties”) against all losses (other than loss of profit in connection with the distribution of the Registrable Shares), claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Parent: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, in respect of a Demand Registration or Piggyback Registration, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any violation or alleged violation by the Parent of the Securities Laws or any rule or regulation promulgated thereunder applicable to the Parent and relating to action or inaction required of the Parent in connection with any such registration, qualification or compliance. In addition, the Parent will reimburse such Investor Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Parent shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Parent by such Investor Indemnified Party expressly for use therein or by such Investor Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Parent has furnished such Investor Indemnified Party with a sufficient number of copies of the same.

(b)               By the Investors. In connection with any registration statement or prospectus in which an Investor is participating, each such Investor shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such registration statement or prospectus. Each Investor agrees to indemnify and hold harmless, to the maximum extent permitted by law, the Parent, its directors and officers, employees, agents and representatives and each Person who controls the Parent (within the meaning of the U.S. Securities Act) (collectively, the “Parent Indemnified Parties”) against all losses (other than loss of profit in connection with the distribution of the Registrable Shares), claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Investors: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Investor; or (ii) any violation or alleged violation by the Investor of the Securities Laws or any rule or regulation promulgated thereunder applicable to the Investor and relating to action or inaction required of the Investor in connection with any such registration, qualification or compliance. In addition, the Investors will reimburse such Parent Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the obligation of the Investors to indemnify shall be individual, not joint and several, for each Investor and shall be limited to the net amount of proceeds received by such Investor from the sale of Registrable Shares pursuant to such registration statement.

(c)               Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder only to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the opinion of outside counsel to any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Shares included in the registration if such holders are indemnified parties, at the expense of the indemnifying party.

(d)               Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Shares and the termination or expiration of this Agreement.

(e)               Contribution. The Parent and the Investors also agree to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Parent’s or the Investors’, as applicable, indemnification is unavailable for any reason. Such provisions shall provide that the liability amongst the various Persons shall be allocated in such proportion as is appropriate to reflect the relative fault of such Persons in connection with the statements or omissions which resulted in losses (the relative fault being determined by reference to, among other things, which Person supplied the information giving rise to the untrue statement or omission and each Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission) and, only if such allocation is not respected at law, would other equitable considerations, such as the relative benefit received by each Person from the sale of the securities, be taken into consideration. Notwithstanding the foregoing, (i) no Investor shall be required to contribute any amount in excess of the proceeds received by such Investor in the transaction at issue and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)                Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.8	Expiry of Registration Rights

The Demand Registration rights and Piggyback Registration rights granted to the Investors pursuant to this Article V shall terminate and be of no further force or effect on the first day following the date on which the As-Exchanged Ownership of the Investors is less than 5%.

5.9	Grant of Registration Rights to Others

The Parent covenants and agrees that, so long as the Demand Registration rights and Piggyback Registration rights granted to the Investors pursuant to this Article V have not expired, the Parent will not grant to any Person rights of registration that are on terms and conditions, taken as a whole, more favourable than the Demand Registration rights and Piggyback Registration rights granted to the Investors pursuant to this Article V, taken as a whole, unless the Parent offers such rights of registration to the Investors. Parent, the Issuer and the Investors acknowledge that Parent’s and Issuer’s entry into the Oaktree Investor Rights Agreement is not prohibited by this Section 5.9.

Article VI
COVENANTS OF THE PARTIES

6.1	Excluded Matters

During the Standstill Period, each Investor covenants and agrees with the Parent that it shall not exercise any voting rights attached to Common Shares beneficially owned or controlled by the Investors and its Affiliates in connection with any proposal submitted to the shareholders of the Parent in respect of any amendment, waiver, renewal or replacement of the Parent’s Shareholder Rights Plan.

6.2	Regulatory Approval

The Parent and the Investors agree that, at the request of the other party, from time to time, they shall cooperate with and assist each other to determine whether a Regulatory Approval is applicable or would be required in connection with the exercise of voting rights pursuant to the Series 2 Special Voting Shares or the exercise of Beneficiary Votes (as defined in the Voting Trust Agreement) by the Investors and their Affiliates pursuant to the Voting Trust Agreement, and whether the exercise of such voting rights must be limited in accordance with the terms of the Voting Trust Agreement pending receipt of such Regulatory Approval, including in each case cooperation from the Parent and the Investors in providing each other with such financial and other information as is required to assess whether the size of the transaction, size of the parties or other thresholds applicable to the determination of whether a Regulatory Approval is required are attained. Notwithstanding the foregoing, it is agreed by the parties that the Investors and their Affiliates shall not be required to apply for a Regulatory Approval in connection with the exercise of Beneficiary Votes if such Beneficiary Votes are limited to the Regulatory Voting Cap (as defined in the Voting Trust Agreement).

6.3	Standstill

(a)               During the Standstill Period, each Investor covenants and agrees with the Parent that (A) the Investor shall not, (B) none of the Investor’s Affiliates shall, (C) the Investor shall not permit any of its Affiliates to, and (D) neither the Investor nor any of its Affiliates shall authorize, permit, assist or encourage any of the directors, officers or employees of the Investor or its Affiliates to, in each case, directly or indirectly, alone or acting jointly or in concert with any other Person to:

(i)	acquire, agree to acquire, or offer or propose to acquire, whether by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership as defined in Rule 13d-3 under the U.S. Exchange Act of any securities of the Parent or its Affiliates, or ownership of any indebtedness of the Parent or its Affiliates, including any rights or options to acquire such ownership (including from any third party);

(ii)	offer or propose, or seek to effect, any merger, consolidation, acquisition of stock or assets, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to or involving the Parent or its Affiliates;

(iii)	initiate, or induce or attempt to induce any other person or “group” (as defined in Section 13(d)(3) of the U.S. Exchange Act) to initiate, any shareholder proposal or tender offer for any securities of the Parent or its Affiliates, any change of control of the Parent or its Affiliates or the convening of a shareholders’ meeting of the Parent or its Affiliates for any purpose;

(iv)	propose or seek to influence, change or control the management, the board of directors, governing instruments or policies or affairs of the Parent or its Affiliates, or seek or obtain representation on the board of directors of the Parent or its Affiliates, other than through the Investor Nominee acting in such capacity in the bona fide best interests of the Parent, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the U.S. Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any Person in connection with influencing, changing or controlling the management, the board of directors, governing instruments or policies or affairs of the Parent or its Affiliates or seeking or obtaining representation on the board of directors of the Parent or its Affiliates or seeking to influence, advise or direct the vote of any holder of voting securities of the Parent or its Affiliates or publicly making a request of the Parent or its Affiliates; or

(v)	knowingly advise, assist or encourage any other Person in connection with any of the matters set forth in this Section 6.3(a).

(b)               Notwithstanding the foregoing, each Investor and its Affiliates shall not be limited in any way from (i) acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that beneficially owns securities of the Parent or its Affiliates so long as (a) such entity’s prior acquisition of such securities was not made directly or indirectly on behalf of the Investor and (b) such entity’s ownership of such securities was not a primary factor in the decision to consummate such transaction, (ii) communicating privately with the Board of Directors or any member thereof regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (iii) communicating privately with shareholders of the Parent and others in a manner that does not otherwise violate Section 6.3(a) or (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Investor or its Affiliates. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the Investor Nominee in the exercise of his or her fiduciary duties under applicable law as a director of the Parent.

(c)               Notwithstanding the foregoing provisions of Section 6.3(a) but subject to the Shareholder Rights Plan, the Investors and their Affiliates shall not be restricted from (i) acquiring securities with the prior written consent of the Parent, (ii) acquiring securities in accordance with the Series B-1 Preferred Share Terms, the Series B-2 Preferred Share Terms or pursuant to Section 4.1, (iii) participating in rights offerings conducted by the Parent, (iv) receiving stock dividends or similar distributions made by the Parent, (v) tendering Common Shares to a formal take-over bid for the Common Shares to the extent otherwise permitted by this Agreement, or (vi) disposing of Common Shares by operation of a statutory amalgamation, statutory arrangement, merger or other statutory procedure involving the Parent or (vii) acquiring any Additional Market Shares.

(d)               The Investors may, in their sole discretion (the “Continuation Option”), not later than 30 days prior to the expiration of the Standstill Period (the “Continuation Deadline”), provide written notice (the “Continuation Notice”) to the Parent of the Investors’ determination to continue the Standstill Period for all purposes of this Agreement until the earlier of (i) the date that is 30 days prior to the Parent’s advance notice deadline for shareholder nominations of directors for the Second Proximate AGM, and (ii) the date that is 60 days prior to the first anniversary of the Next Proximate AGM. If the Investors provide a Continuation Notice, then the Standstill Period shall be automatically extended as set forth in the previous sentence of this Section 6.3(d). In the event that the Investors do not exercise the Continuation Option prior to the applicable Continuation Deadline, the Standstill Period shall permanently expire in accordance with its terms and no further Continuation Option shall be available.

(e)               For purposes of this Agreement, a “Next Proximate AGM” shall mean the AGM that is next upcoming in chronological order (e.g., the 2021 AGM is the Next Proximate AGM in respect of the initial potential exercise by the Investors of the Continuation Option and the 2022 AGM is the Next Proximate AGM in respect of the second potential exercise by the Investors of the Continuation Option); and “Second Proximate AGM” shall mean the next upcoming AGM after the Next Proximate AGM (e.g., the 2022 AGM in respect of the initial Continuation Option and the 2023 AGM in respect of the second Continuation Option).

6.4	Lock-Up

The Investors will not, and will not permit any Affiliate to, directly or indirectly transfer, sell, assign, gift, pledge, encumber, hypothecate, mortgage, or otherwise dispose of (collectively, “Transfer”) (including through the sale or purchase of options or other derivative instruments with respect to any Preferred Shares or Exchange Common Shares or otherwise) all or any portion of any Purchased Series B Preferred Shares and Exchange Common Shares, beneficially owned or controlled by them, prior to the date that is 18 months from the date hereof, except:

(a)               to an Affiliate and in accordance with Section 7.4 hereof;

(b)               pursuant to a formal take-over bid (that the Board of Directors has affirmatively recommended that holders of Common Shares accept), formal issuer bid, statutory amalgamation, statutory arrangement or other statutory procedure involving the Parent;

(c)               in accordance with the Series B-1 Preferred Share Terms, the Series B-2 Preferred Share Terms and/or the Exchange Agreement; or

(d)               with the Parent’s consent, which consent may be withheld in its sole discretion.

6.5	Prohibition on Joint Actions

Neither the Investors nor any of their Affiliates shall, together with the Oaktree Investors, act jointly or in concert (as contemplated in the Securities Laws), or as part of a “group” (as defined in Section 13(d)(3) of the U.S. Exchange Act), in relation to a Change of Control Transaction or the voting or acquisition of equity securities or other securities convertible, exchangeable or exercisable for equity securities of the Parent or its subsidiaries (other than a group consisting solely of the Investors and their Affiliates), or act as a person or company in a combination of persons or companies referred to in paragraph (b) of the definition of “control person” in the OSA in relation to the Parent; provided, however, the foregoing shall not restrict the Investors or their Affiliates from (i) discussing the business of, or any transaction involving, the Parent or its subsidiaries, or any matter proposed by the Parent to be voted on by its voting shareholders, with any other holder of the securities of the Parent or its subsidiaries, including, without limitation, the Oaktree Investors, or (ii) taking any other action approved by a majority of the independent directors of the Parent.

6.6	Prohibition on Locking-up

Unless and until an Investor and its Affiliates beneficially own (as defined in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act) less than 5% of the outstanding Common Shares (including any Common Shares issuable on an as-exchanged basis to such Investor and its Affiliates), neither such Investor nor any of its Affiliates shall enter into or offer to enter into or otherwise agree to be bound by a lockup, voting, support or other similar agreement with respect to any Common Shares (or any right or option to acquire Common Shares (whether upon the exchange of the Preferred Shares or pursuant to the terms of a convertible, exchangeable or exercisable security or otherwise)) beneficially owned by such Investor or Affiliate, or over which it exercises control or direction, in connection with any Change of Control Transaction unless such Change of Control Transaction is an Approved Change of Control Transaction.

6.7	Prohibition on Private Sale of Control

In event the Shareholder Rights Plan has been terminated and no similar Shareholder Rights Plan is in force and effect, no Investor shall directly or indirectly (including by way of the Transfer of securities of any holding company or other Affiliate of such Investor), Transfer any Common Shares (or any right or option to acquire Common Shares (whether upon the exchange of the Preferred Shares or pursuant to the terms of a convertible, exchangeable or exercisable security or otherwise)) to or for the benefit of any Person where that other Person would, immediately following such Transfer and based on the written representations to such effect made by such Person, which the Investors reasonably believe are true after reasonable inquiry, either alone or together with other Persons acting jointly or in concert with such Person, beneficially own (as defined in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act), or exercise control or direction over, 20% or more of the issued and outstanding Common Shares on the date of such Transfer (or, if such information is not publicly available, the number of issued and outstanding Common Shares determined based on the information most recently provided by the Parent in a material change report or its management’s discussion and analysis immediately preceding the date of such Transfer), unless such Transfer is approved by a majority of the independent directors of the Parent or is in connection with a Change of Control Transaction.

6.8	Ownership Certificate

(a)               The Investors agree to deliver to the Parent a written certificate signed by a senior officer of each Investor (the “Ownership Certificate”), certifying the Ownership of the Investors, as at the date of such certificate, such Ownership Certificate to be delivered to the Parent as reasonably requested from time to time.

(b)               The Investors shall promptly notify the Parent in writing if the Ownership of the Investors is less than 50% and if the As-Exchanged Ownership of the Investors is less than 5%.

6.9	Reporting Covenant

As long as the Investors own Registrable Shares, the Parent, at all times while it shall be reporting under the U.S. Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent pursuant to Sections 13(a) or 15(d) of the U.S. Exchange Act.

6.10	Confidentiality

(a)               The Investors will, and will cause their Representatives to, keep confidential and will treat confidentially all Confidential Information. Each of the Investors agrees that it will, and will cause their Representatives to, not disclose or use, for itself or for the benefit of any other Person, any Confidential Information. Notwithstanding the preceding sentence, during the Standstill Period, the Investors shall be permitted to disclose Confidential Information to their Representatives for the purpose of allowing the Investors to provide advice and assistance to the Parent and its subsidiaries in respect of the operations of the Parent and its subsidiaries and for no other purpose. During the period that the Investor Nominee serves on the Board of Directors, the Investor Nominee shall be permitted to disclose Confidential Information to the Investors solely for the purpose of allowing the Investors and their Representatives to advise the Investor Nominee in his or her capacity as a director of the Parent for the purpose of advancing the best interests of the Parent and for no other purpose, provided that the Investors and such Investor Nominee shall first be required to execute a confidentiality agreement with the Parent, substantially in the form of the Nominee Confidentiality Agreement.

(b)               As a condition to the furnishing of Confidential Information to a Representative of the Investors, the Investors shall advise such Representative of the confidential nature of the information disclosed and ensure that the Representative is bound by an obligation of confidentiality sufficient to ensure compliance with the terms of this Agreement. The Investors agree that they will be fully responsible for any breach or non-compliance of any of the provisions of this Agreement by their Representatives. In addition, the Investors will take all commercially reasonable steps including the obtaining of suitable undertakings, to ensure that Confidential Information is not disclosed to any other Person or used in a manner contrary to this Agreement, and promptly notify the Parent of any unauthorized disclosure of Confidential Information or breach of this Agreement.

(c)               The Investors hereby acknowledge that Securities Laws impose restrictions on their ability to purchase, sell, trade or otherwise transfer securities of the Parent until such time as material, non-public information received by the Investors becomes publicly available or is no longer material and the Investors further hereby agree to comply with all such restrictions and to inform those of its Representatives provided with any Confidential Information of such restrictions.

(d)               The term Confidential Information shall exclude: (i) any information that was generally available to the public prior to the date hereof, and (ii) any information that becomes generally available to the public (through no violation hereof by the Investors, their Representatives or by any other Person of its obligations to keep confidential any Confidential Information); provided that a combination of information shall not be considered public merely because individual elements thereof are in the public domain, unless the actual combination of all the elements is in the public domain.

(e)               Nothing in this Section 6.10 is to be construed as granting the Investors any title, ownership, license or other right of interest with respect to the Confidential Information. The Parent retains all right, title and interest in and to the Confidential Information.

(f)                If the Investors are requested or required to disclose any Confidential Information in connection with any legal or administrative proceeding or investigation, or are required by Law to disclose any Confidential Information, the Investors will provide the Parent with prompt written notice of any such request or requirement, unless prohibited by Law, so that the Parent has an opportunity to seek a protective Order or other appropriate remedy or waive compliance with the provisions of this Section 6.10. If timely notice cannot be given, the Investors agree to make reasonable efforts to seek a protective Order or confidential treatment from the applicable Governmental Entity for such information. If the Parent waives compliance with the provisions of this Section 6.10 with respect to a specific request or requirement, the Investors shall disclose only that portion of the Confidential Information that is covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If (in the absence of a waiver by the Parent) the Parent has not secured a protective Order or other appropriate remedy, and the Investors are nonetheless then legally compelled to disclose any Confidential Information, the Investors may, without liability hereunder, disclose only that portion of the Confidential Information that is necessary to be disclosed.

(g)               At any time upon written request by the Parent, the Investors shall, and shall cause their Representatives to, promptly return to the Parent or promptly destroy all Confidential Information (including, electronic copies) supplied by the Parent to the Investors and their Representatives, without retaining any copy thereof, other than pursuant to standard back-up and emergency recovery procedures, and the Investors shall promptly destroy all Confidential Information prepared by or on behalf of the Investors or their Representatives, together with copies thereof (including, without limitation, electronic copies), except that the Investors shall be entitled to retain copies of the Confidential Information as necessary to comply with applicable Law or with standard back-up or emergency recovery procedures.

(h)               Notwithstanding the return or destruction of the Confidential Information as contemplated hereby or the termination of this Agreement, the Investors will continue to be bound by the terms of this Section 6.10 with respect thereto, including all obligations of confidentiality.

Article VII
MISCELLANEOUS

7.1	One Voice Rule

Engaged Capital, LLC shall be the sole representative of the Investors for all purposes of this Agreement. The Parent shall be entitled to deal with Engaged Capital, LLC as the sole representative of the Investors and Engaged Capital, LLC shall have the unconditional and exclusive power and authority to exercise all of the rights and powers granted by the Parent to the Investors pursuant to this Agreement.

7.2	Notices

(a)               Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investors:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn W. Welling

E-mail: glenn@engagedcapital.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky and Ryan Nebel

Facsimile: 212.451.2222

E-mail: swolosky@olshanlaw.com and

     rnebel@olshanlaw.com

with a copy to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Attention: Jon Feldman and Michael Partridge

Facsimile: 416.979.1234

E-mail: jonfeldman@goodmans.ca and

     mpartridge@goodmans.ca

(ii)	in the case of the Parent or the Issuer:

7301 Ohms Lane, Suite 600

Edina, Minnesota 55439

Attention: Chief Administrative Officer

Facsimile: 952.835.1991
E-mail: jill.barnett@sunopta.com

with a copy to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention: Patricia Olasker

Facsimile: 416.863.0871

E-mail: polasker@dwpv.com

(b)               Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)               Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 7.2.

7.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party, provided that the prior written consent of the Oaktree Investors will be required to the extent such amendment or waiver materially adversely affects any Oaktree Investor’s rights as a holder of Series B-1 Preferred Shares or Series B-2 Preferred Shares (other than amendments or waivers to Section 6.3 and Section 6.4, as to which the Oaktree Investors’ consent will not be required). No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.4	Assignment

(a)               No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, each Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Parent, to an Affiliate of the Investor, provided that (a) any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Parent a duly executed undertaking to such effect in form and substance satisfactory to the Parent, acting reasonably, and (b) where any rights of the Investors under this Agreement have been assigned, such rights shall only be exercised on behalf of all assignees and the Investors as provided for herein. For greater certainty, no assignment by an Investor or any assignee (each, an “Assignee”) of its rights hereunder shall relieve such Assignee of its obligations hereunder.

(b)               The rights of the Investors pursuant to Article V may be transferred or assigned by an Investor to one or more transferees or assignees of Registrable Shares, subject to the transfer restrictions contained in Section 6.4 and Section 6.7, provided however that (i) the Parent is provided written notice prior to any said transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Shares with respect to which such registration rights are being transferred or assigned and (ii) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the Investor under Article V.

7.5	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal Personal representatives, and permitted assigns.

7.6	Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

7.7	Other Registration Rights; Engagement Letters

(a)               The Parent represents and warrants that, other than pursuant to the Oaktree Investor Rights Agreement, no person, other than holders of Registrable Shares, has any rights to require the Parent to register any securities of the Parent for sale or to include such securities of the Parent in any Registration filed by the Parent for the sale of securities for its own account or for the account of any other person.

(b)               The Parent represents and warrants that it has not entered into any engagement letter or arrangement providing any underwriter with the right to participate in offering of equity securities of the Parent, including the Registrations contemplated by this Agreement.

7.8	Right to Injunctive Relief

Each of the parties hereby acknowledges and agrees that in the event of a breach or threatened breach of any of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies available to such party, the Investors (in respect of any breach of this Agreement by the Parent or the Issuer) and the Parent and the Issuer (in respect of any breach of this Agreement by an Investor) shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security in connection with such action), and each of the parties hereby agrees not to plead sufficiency of damages as a defence in such circumstances. In the event that Parent reasonably believes on the advice of counsel that it has a claim or possible claim against the Investors for a material breach or threatened material breach hereunder that is likely to succeed, Parent shall provide notice to the Investors thereof. Immediately after such notice or, if such breach is capable of cure, in the event that the Investors have not cured such breach within a seven (7) day period, the Investors shall have no further rights under Section 3.1 unless and until such claim is abandoned or resolved substantially in the Investors’ favour.

7.9	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

SUNOPTA INC.

by	/s/ Scott Huckins
Name: Scott Huckins
Title: Vice President and Chief Financial Officer

SUNOPTA FOODS INC.

by	/s/ Scott Huckins
Name: Scott Huckins
Title: Vice President

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST IV-A, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

SCHEDULE 1.1(b)

PREFERRED SHARE TERMS

See attached.

SCHEDULE 5.6

REGISTRATION PROCEDURES

1.	Procedures

If, and to the extent, Oaktree Series B Demand Shares are to be registered, the term “Registrable Shares” shall be deemed to include such Oaktree Series B Demand Shares and the term “Investors” shall be deemed to include the Oaktree Investors, but only to the extent such terms are used in Article V or this Schedule 5.6.

Upon receipt of a Demand Registration Request or a Piggyback Request from the Investors pursuant to Article V, the Parent shall:

(a)	promptly prepare and file a preliminary prospectus, prospectus supplement or registration statement, as applicable, under and in compliance with the Securities Laws in each jurisdiction in which the Registration is to be effected and such other related documents as may be necessary to be filed in connection with such preliminary prospectus, prospectus supplement or registration statement and shall, (i) with respect to a Registration in Canada, promptly prepare and file a prospectus and use its commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as practicable and shall take all other steps and proceedings that may be required in order to qualify the securities being sold pursuant to such Registration, and/or (ii) with respect to a Registration in the United States, use its commercially reasonable efforts to promptly cause such registration statement to be declared or become effective in order to register the offer and sale of the securities being offered pursuant such Registration (provided that, before filing all such documents referred to in this Section, the Parent shall furnish to the counsel to the Investors copies thereof), which documents shall be subject to the review and comment of such counsel);

(b)	promptly prepare and file such amendments and supplements to such preliminary prospectus and prospectus or registration statement, as applicable, as may be necessary to comply with the provisions of applicable Securities Laws with respect to the distribution of the Registrable Shares, and to take such steps as are reasonably necessary to maintain the qualification of such prospectus or the effectiveness of such registration statement until the time at which the distribution of the Registrable Shares sought to be sold is completed;

(c)	use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests (provided that the Parent shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) register or qualify any Registrable Shares in any jurisdiction outside of Canada and the United States);

(d)	cause to be furnished to the Investors, the underwriter or underwriters of any offering such number of copies of such preliminary prospectus, prospectus, registration statement and any amendments and supplements thereto and such other customary opinions, certificates, comfort letters and closing documents as the underwriters or the Investors may reasonably request;

(e)	immediately notify the Investors and underwriters of the occurrence of any event as a result of which the preliminary prospectus, prospectus supplement, prospectus or registration statement, as then in effect, might include an untrue statement of material fact or might omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Investors or underwriters);

(f)	promptly notify the Investors (i) of receipt of any comment letters received from the SEC or the Canadian Securities Commission with respect to a registration statement, prospectus or any documents incorporated therein and (ii) any other request by the SEC, the Canadian Securities Commission or any state securities authority for amendments or supplements to a registration statement or prospectus or for additional information with respect to the registration statement and prospectus;

(g)	comply with Securities Laws and the rules, regulations and policies of the TSX, NASDAQ and of any other stock exchange or over the counter market on which the Common Shares are then listed and/or traded;

(h)	use its commercially reasonable efforts to provide such information as is required for any filings required to be made with the Financial Industry Regulatory Authority; and

(i)	in respect of any Demand Registration, enter into an underwriting agreement with the underwriters for the offering containing such representations and warranties by the Parent and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions.

2.	Due Diligence

In connection with the preparation and filing of any preliminary prospectus, prospectus supplement, prospectus or registration statement as herein contemplated, the Parent shall give the Investors, the underwriters, and their respective counsel and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto. The Parent shall give the Investors and the underwriters such reasonable and customary access to the books and records of the Parent and its subsidiaries and such reasonable and customary opportunities to discuss the business of the Parent with its officers and auditors as shall be necessary in the reasonable opinion of the Investors, such underwriters and their respective counsel without undue disruption to the business of the Parent. The Parent shall cooperate with the Investors and the underwriters in the conduct of all reasonable and customary due diligence which the Investors, such underwriters and their respective counsel may require.

3.	Indemnification

In connection with any Demand Registration or Piggyback Registration, the Parent and the Investors shall negotiate, in good faith, indemnification and contribution terms as are customarily contained in underwriting agreements relating to public offerings of securities by a selling shareholder, it being understood that as amongst the Parent and the Investors, such indemnification and contribution terms shall be as provided for in Section 5.7.